CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 22, 2013, with respect to the consolidated financial statements of ADM Endevours, Inc. contained in the Registration Statement Form S-1, and to the use of our name as it appears under the caption “Experts”.

/s/ Patrick Rodgers, CPA, PA

Patrick Rodgers, CPA, PA

Altamonte Springs, Florida

August 22, 2013